Exhibit 5.1

March 7, 2012

Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

I am the General Counsel of Central Pacific Financial Corp., a Hawaii corporation (the “Company”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its subsidiaries.  I am furnishing this opinion in connection with the Company’s filing of a Registration Statement on Form S-3, as amended, File No. 333-179807 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement registers (i) 21,696,307 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), presently held and which may be sold pursuant to the Registration Statement by certain selling shareholders listed in the Registration Statement, (ii) 79,288 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the warrants issued to the United States Department of the Treasury (the “Treasury”) on February 18, 2011 (the “TARP Warrant”) and (iii) preferred share purchase rights relating to the Shares issued pursuant to the Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”), dated as of November 23, 2010, between the Company and Wells Fargo Bank, N.A., as rights agent, and associated preferred share purchase rights relating to the Warrant Shares issuable pursuant to the Tax Benefits Preservation Plan (collectively, the “Preferred Share Purchase Rights”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:

1.               the Restated Articles of Incorporation of the Company, as amended to date;

2.               the Restated Bylaws of the Company, as presently in effect;

3.               certain resolutions adopted by the Board of Directors of the Company;

4.               the TARP Warrant; and

5.               the Tax Benefits Preservation Plan.

In addition, I have made inquiries of appropriate personnel at the Company and examined the originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties.  As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am a member of the Hawaii Bar and for purposes of this opinion do not express any opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of Hawaii.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth in this letter, I am of the opinion that:

a)             The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Hawaii.

b)            The Shares have been duly authorized, validly issued and are fully paid and non-assessable.

c)           The TARP Warrant has been duly authorized, executed and delivered by the Company.

d)           The Warrant Shares have been duly authorized and, when duly issued and sold in accordance with the terms of the TARP Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

e)            Assuming the Tax Benefits Preservation Plan has been duly authorized, executed and delivered by the rights agent, the Preferred Share Purchase Rights attributable to the Shares have been validly issued and the Preferred Share Purchase Rights are binding obligations of the Company under the laws of the state of Hawaii.

f)             Assuming the Tax Benefits Preservation Plan has been duly authorized, executed and delivered by the rights agent, then, when the Warrant Shares have been duly issued and sold in accordance with the terms of the TARP Warrant, the Preferred Share Purchase Rights attributable to the Warrant Shares will be validly issued and binding obligations of the Company under the laws of the state of Hawaii.

The opinion expressed herein is as of the date hereof and as of the effective date of the Registration Statement unless otherwise expressly stated, and I disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.  This opinion may be relied upon by Manatt, Phelps & Phillips, LLP with respect to delivery of its opinion pursuant to the Registration Statement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Preferred Share Purchase Rights at some future time based on the facts and circumstances existing at that time;  board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Tax Benefits Preservation Plan; and this opinion does not address the Tax Benefits Preservation Plan in its entirety, and it is not settled whether the invalidity of any particular provision of the Tax Benefits Preservation Plan or of rights issued thereunder would result in invalidating such rights in their entirety

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus contained therein.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Glenn K.C. Ching

Glenn K.C. Ching
General Counsel